Form 4 ☐ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the
Securities Exchange Act of 1934, Section 17(a) of the
Public Utility Holding Company Act of 1935 or Section 30(h)
of the Investment Company Act of 1940
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(Print or Type Responses)

1.	Name and Address of Reporting Person*

Shapiro L. Dennis

(Last) (First) (Middle)

24 Essex Road

(Street)

Chestnut Hill MA 02467

(City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol

Lifeline Systems, Inc. (LIFE)

3.	I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4.	Statement for Month/Day/Year

11/25/2002

5.	If Amendment, Date of Original (Month/Day/Year)

6.	Relationship of Reporting Person(s) to Issuer (Check all applicable)

☒ Director ☒ 10% Owner ☐ Officer (give title below) ☐ Other (specify below)

7.	Individual or Joint/Group Filing (Check Applicable Line) ☒ Form filed by One Reporting Person ☐ Form filed by More than One Reporting Person

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)

Common Stock

2.	Transaction Date (Month/Day/Year)

11/25/02

2A.	Deemed Execution Date, if any (Month/Day/Year)

3.	Transaction Code (Instr. 8)

		Code	V

G V

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

		Amount (A) or (D)	Price

		100,000 D	$0

5.	Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)

452,875

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

D

7.	Nature of Indirect Beneficial Ownership (Instr. 4)

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)

Common Stock

2.	Transaction Date (Month/Day/Year)

2A.	Deemed Execution Date, if any (Month/Day/Year)

3.	Transaction Code (Instr. 8)

		Code	V

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

		Amount (A) or (D)	Price

5.	Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)

35,312

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

I

7.	Nature of Indirect Beneficial Ownership (Instr. 4)

By Wife

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)

Common Stock

2.	Transaction Date (Month/Day/Year)

2A.	Deemed Execution Date, if any (Month/Day/Year)

3.	Transaction Code (Instr. 8)

		Code	V

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

		Amount (A) or (D)	Price

5.	Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)

17,062

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

I

7.	Nature of Indirect Beneficial Ownership (Instr. 4)

By children

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)

Common Stock

2.	Transaction Date (Month/Day/Year)

2A.	Deemed Execution Date, if any (Month/Day/Year)

3.	Transaction Code (Instr. 8)

		Code	V

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

		Amount (A) or (D)	Price

5.	Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)

4,124

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

I

7.	Nature of Indirect Beneficial Ownership (Instr. 4)

As trustee for children

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)

Common Stock

2.	Transaction Date (Month/Day/Year)

11/25/02

2A.	Deemed Execution Date, if any (Month/Day/Year)

3.	Transaction Code (Instr. 8)

		Code	V

G V

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

		Amount (A) or (D)	Price

		100,000 A	$0

5.	Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)

166,000

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

I

7.	Nature of Indirect Beneficial Ownership (Instr. 4)

As co-trustee

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)

Common Stock

2.	Transaction Date (Month/Day/Year)

2A.	Deemed Execution Date, if any (Month/Day/Year)

3.	Transaction Code (Instr. 8)

		Code	V

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

		Amount (A) or (D)	Price

5.	Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)

15,735

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

I

7.	Nature of Indirect Beneficial Ownership (Instr. 4)

By wife as trustee for various family members

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)

2.	Conversion or Exercise Price of Derivative Security

3.	Transaction Date (Month/Day/Year)

3A.	Deemed Execution Date, if any (Month/Day/Year)

4.	Transaction Code (Instr. 8)

	Code	V

5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	(A)	(D)

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable	Expiration Date

7.	Title and Amount of Underlying Securities (Instr. 3 and 4)

	Title	Amount or Number of Shares

8.	Price of Derivative Security (Instr. 5)

9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)

10.	Ownership Form of Derivative Securities: Direct (D) or Indirect (I) (Instr. 4)

11.	Nature of Indirect Benefical Ownership (Instr. 4)

Explanation of Responses:

/s/ Sheryl Sigrist UPA L. Dennis Shapiro	11/26/02
**Signature of Reporting Person	Date

Shapiro, L. Dennis
24 Essex Road

Chestnut Hill MA 02467
Lifeline Systems, Inc. (LIFE)
11/2002

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see Instruction 4(b)(v).

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Last update: 09/05/2002